Exhibit 99.1

TAKUNG TO ACCELERATE VIDEO SOCIAL MEDIA PROGRAM

Hong Kong, May 24, 2016 -- Takung Art Co., Ltd. (OTCQB:TKAT), an online platform for acquiring shared ownership in Asian fine art, jewelry and precious gems, today said that, effective immediately, it will begin an accelerated video social media campaign designed to disseminate noteworthy information on the company’s shared fine art ownership business model and how it is enabling Takung to generate its recent levels of revenue growth and profitability.

The campaign will commence today with distribution of the first in a series of 13 videos, one per business day, each answering a different question submitted by Takung shareholders and other investors. These questions cover such areas as advantages offered to both art owners and investors who utilize the company’s online trading platform, the appreciation in value of listed artworks, the rise in both the numbers of these artworks and overall trading on the platform, and other subjects relating to Takung’s services offered to its platform investors and participating artists.

Each of the first 13 videos will feature the company’s chief financial officer, Mr. Leslie Chow, and be posted on both the company’s website, www.takungart.com, and the Takung YouTube channel.

Future videos will feature some of Takung’s most popular artworks, several of which have achieved significant appreciation in value since being listed on the platform.

“We are very happy to begin this new phase of our video social media program,” said chief executive Mr. Di Xiao. “As a relatively new concept, our shared fine art ownership business model has aroused the curiosity of a wide range of investors as well as a growing cross section of art industry observers.

“Through this new video series, we seek to answer these most frequently-asked questions and demonstrate, with objective analysis, how the shared fine art ownership model has gained a progressively larger foothold in the Chinese investment market.”

Individuals wishing to submit relevant questions for response by Takung management may do so by emailing their queries to Mr. Chow at leslie.chow@takungae.com ..

As previously reported, Takung’s shared fine art business model is built on offering art investors three major advantages. First, is a significantly reduced financial stake for entry into the fine art investment market – and the ability to spread risk among various artworks. Second is the assurance that a specific artwork is authentic and carries a value appraised by leading art experts. Third, the shared ownership platform provides a high level of liquidity compared to that available in the broad Chinese and international fine art markets.

During the first four months of 2016, Takung’s platform generated some $1.18 billion in trading transactions, compared to $272.43 million recorded in the same period last year.

ABOUT TAKUNG ART CO., LTD: www.takungart.com

Based in Hong Kong, Takung Art Co., Ltd. is an online trading platform for acquiring shared ownership in Asian fine art, jewelry and precious gems. This proprietary platform allows collectors and investors – including those with modest financial resources -- to buy and sell units of these assets and participate in the booming Asian art market. The company's shared-ownership business model significantly expands the number of interactions between sellers and buyers of fine art far beyond those generated by art galleries and auction houses alone.

Takung operates its online trading platform via three wholly-owned subsidiaries, Hong Kong Takung Assets and Equity of Artworks Exchange Co. Ltd., Takung (Shanghai) Co., Ltd., and Takung Cultural Development (Tianjin) Co., Ltd.

FORWARD-LOOKING STATEMENTS

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.
Leslie Chow

+852 31580977

leslie.chow@takungae.com

Asia IR•PR - Investor Relations

Jimmy Caplan

512-329-9505

jimmy@asia-irpr.com

Asia IR•PR - Media Relations

Rick Eisenberg

212-496-6828

rick@asia-irpr.com